STANLEY BAKER HILL, LLC

Standard Form of Agreement Between Stanley Baker Hill, LLC and Hill International, Inc.

AGREEMENT

made as of the 27th day of August in the year 2004 ("Effective Date")

BETWEEN:	Stanley Baker Hill, LLC ("SBH") 303 Lippincott Centre Marlton, NJ 08053
AND:	Hill International, Inc. ("Subconsultant") 303 Lippincott Centre Marlton, NJ 08053
the PRIME AGREEMENT:	SBH and the U.S. Army Corps of Engineers, Transatlantic Programs Center (hereinafter referred to as "the Corps" or "the Government") have entered into an agreement under Contract No. W914NS-04-D-0021, dated 19 March 2004 (the "Prime Agreement"), which provides for SBH providing Construction Management and General Design Services at Facilities in Iraq in connection with the Project as follows:
the PROJECT:	Architect-Engineer Services for Construction Management and General Design for the Coalition Provisional Authority – Program Management Office (CPA-PMO) at Facilities within Iraq (the "Project").

SBH and the Subconsultant, in consideration of the premises and of the mutual covenants herein contained, and intending to be legally bound hereby, agree as set forth below:

ARTICLE I

RELATIONSHIP OF THE PARTIES

1.1 This Agreement is not intended to constitute, create, give effect to, or otherwise recognize a joint venture, partnership or formal business organization of any kind between the parties, and, except as set forth in the Limited Liability Company Agreement of Stanley Baker Hill, LLC and the Joint Venture Operating Agreement (the "JV Operating Agreement") by and between SBH, Stanley Consultants, Inc., Hill International, Inc. and Michael Baker Jr., Inc., each dated as of April 8, 2004, the rights and obligations of the parties shall be only those expressly set forth herein. At all times, the Subconsultant and SBH shall remain independent consultants, each responsible for its own employees. The Subconsultant cannot bind SBH without the prior written approval of SBH.

1.2 The Subconsultant shall be bound to SBH and shall assume toward SBH all of the obligations and responsibilities that SBH assumes toward the Corps under the provisions of the Prime Agreement incorporated by reference hereunder; provided however, that where any such provision of the Prime Agreement is inconsistent with any provision of this Agreement, this Agreement shall govern. SBH shall have the benefits of all rights, remedies and redress against the Subconsultant which the Corps, by the Prime Agreement, has against SBH and Subconsultant shall have the benefits of all rights, remedies and redress against SBH which SBH, by the Prime Agreement, has against the Corps. A copy of the Prime Agreement pertinent to Subconsultant's services and responsibilities is attached hereto, made a part hereof and marked Exhibit A.

ARTICLE 2

SCOPE OF SERVICES

The Subconsultant shall provide for SBH, in accordance with the terms and conditions of this Agreement, the professional services which SBH is required to provide for the Corps as set forth in individual Task Orders which may be issued by the Corps to SBH and which SBH has set forth in individual delivery orders ("Delivery Orders" or "DOs") to Subconsultant.

ARTICLE 3

DESCRIPTION OF BASIC SERVICES

Subconsultant shall perform, as requested by SBH, and within the times for completion as designated, all technical and professional services, including any labor, materials, supplies, equipment, and supervision as described in the Project Delivery Orders, and in adherence with the Scope of Work in Section C – Descriptions and Specifications of the Prime Contract.

ARTICLE 4

COMPENSATION

4.1 As full consideration for the satisfactory performance by Subconsultant of the required services hereunder, SBH shall compensate Subconsultant in accordance with the terms and conditions of this Agreement as set forth in Exhibit B, Compensation.

4.1.1 Fixed Price Delivery Orders. The Subconsultant shall be compensated on the basis of the fixed hourly rates as included in Exhibit A of the Prime Contract for actual hours worked under Delivery Orders in support of Fixed Price Task Orders between SBH and the Corps. In no event shall SBH be obligated to pay Subconsultant in excess of the DO's Not to Exceed Amount.

4.1.2 Cost Plus Delivery Orders. The Subconsultant shall be compensated on the basis of actual hourly labor rates for actual hours worked under Delivery Orders in support of Cost Plus Award Fee ("CPAF") Task Orders between SBH and the Corps. In no event shall SBH be obligated to pay Subconsultant in excess of the DO's Not to Exceed Amount.

4.1.3 SBH Overhead Delivery Orders. Separate DOs will be issued to cover indirect costs, not directly billable under the Prime Contract, in support of the management of the SBH Joint Venture. The costs of such support provided by the Subconsultant will be invoiced and paid in accordance with the Joint Venture Operating Agreement, except that in no case shall Subconsultant be paid for overhead support costs until such time as SBH has generated sufficient revenue to cover such support costs. At such time as SBH has generated sufficient revenue to pay invoices for overhead support costs from Subconsultant and the other subconsultants which are parties to the JV Operating Agreement, SBH shall first pay such parties so that the amount outstanding under invoices from each of them is equal and then, to the extent funds are available, it will make a pro-rata payment to each of them.

4.1.4 In addition to the compensation provided for in 4.1.1, 4.1.2, and 4.1.3 Subconsultant will be reimbursed for properly receipted actual expenditures made by Subconsultant in connection with this Project for those items as listed below that are not directly provided by the Corps:

a) Travel
b) Meals
c) Accommodation
d) Medical Exams and Inoculations
e) Computer Hardware and Software
f) Miscellaneous Supplies

4.1.5 Subconsultant shall submit monthly statements to SBH containing a description of the services performed, number of hours worked, the related compensation due and verified reimbursable expenses incurred during such monthly period. Monthly invoices shall be due to SBH by close of business on the 3rd business day of each month following the month in which the services were performed. Invoices shall be submitted to:

SBH Managing Director:	Stanley Baker Hill, LLC 5775 Wayzata Boulevard, Suite 955 Minneapolis, MN 55416 Attn: Craig Johnson Facsimile No.: 952-546-4279 Email: johnsoncraig@stanleygroup.com
SBH Program Manager:	CPA - PMO Stanley Baker Hill, LLC APO AE 09316 Attn: Kathye A. Johnson Email: kathyejohnson@hillintl.com
SBH Accounting Manager: (one hard copy with backup)	Stanley Baker Hill, LLC 4301 Dutch Ridge Road Beaver, PA 15009 Attn: Ted Williams Facsimile No.: 724-495-4222 Email: twilliams@mbakercorp.com

4.1.6 Payment to the Subconsultant will be made within one business day following receipt of payment by SBH from the Corps based upon the Corps's approval and payment of the amounts invoiced by the Subconsultant to SBH. Any amounts disapproved and withheld by the Corps from amounts invoiced to SBH for the services of the Subconsultant shall also be withheld by SBH from amounts due to the Subconsultant. SBH will exert reasonable efforts to obtain payment from the Corps of the amounts not paid.

4.1.7 Except as otherwise provided in the Prime Agreement (substituting Subconsultant for SBH and SBH for the Corps) in accordance with the FAR, the Subconsultant agrees not to make any claim for damages for delay in the performance of this Agreement occasioned by any act or omission to act by SBH, the Corps, or any of their respective subconsultants, employees, officers, or agents, and agrees that any such claim shall be fully compensated for by an extension of time to complete performance of the services as required hereunder.

4.1.8

a) Any delays in or failure of performance of either party hereto shall not constitute a default under this Agreement, or give rise to any claim for damages, to the extent such delays or failure of performance are caused by circumstances beyond the reasonable control of the party thereby affected, including, but not limited to, acts of God, acts of the public enemy, acts of terrorism, fire, windstorm, explosion, accident, riot, labor disputes, sabotage, inability to obtain raw material, equipment or transportation, the compliance of any order or request of any government authority, the loss of any necessary utility or revocation of any permit issued by any governmental agency if required for a party's performance hereunder.

b) In the event a force majeure condition arises which wholly or in part prevents any party hereto from performing hereunder, the affected party shall inform the other party in writing as soon as practicable and within ten (10) business days of the commencement of the force majeure condition. The obligation affected by a force majeure condition shall be automatically extended for a time equal to the delay caused by such force majeure condition.

ARTICLE 5

WARRANTIES

5.1 Subconsultant warrants that it shall be responsible for the professional quality, technical accuracy and completeness of all services furnished under this Agreement and that it will perform those services under this Agreement with that degree of care, diligence and professional skill, sound practices and judgment which is normally exercised by recognized professionals in its field of expertise with respect to services of a similar nature. Subconsultant understands that SBH will be relying upon the accuracy, competence and completeness of Subconsultant's services in utilizing the results of such services in fulfilling contractual commitments to the Corps.

5.2 Subconsultant warrants and represents that it possesses the professional and technical expertise and is properly qualified, registered and licensed to perform the services under this Agreement.

5.3 During the performance hereunder, Subconsultant shall comply with all applicable federal, state and local laws, ordinances, statutes, and rules or regulations, including without limitation, those laws and regulations as referenced in the Prime Agreement.

ARTICLE 6

INSURANCE

6.1 Subconsultant shall carry and maintain for the term of this Agreement (at its own expense) the following insurance:

	Coverage	**Limits of Liability**
a)	Worker's Compensation	Statutory requirements at the locations of work and in accordance with the Subconsultant's established program for employees
b)	Employoer's Liability	$1,000,000 Bodily injury by accident, each accident $1,000,000 Bodily injury by disease, each employee $1,000,000 Bodily injury by disease, policy limit
c)	Commercial General Liability	$1,000,000 per occurrence/ $2,000,000 in the aggregate
d)	Professional Liability Insurance	$1,000,000 each claim/ $2,000,000 in the aggregate
e)	Foreign General Liability & Foreign Voluntary Worker's Compensation Program (Coverage in Excess and Difference in Conditions of locally arranged insurance)	Commercial General Liability $1,000,000 Combined Single Limit (Each Occurrence) Contingent Auto Liability (Owned/Hired/Non-Owned) $1,000,000 Each Occurrence Employer's Responsibility Charge U.S. Nationals – State of Hire Benefits Third Country Nationals – Country of Origin Benefits Local Nationals – Employer's Liability Only $250,000 Policy Limit Employer's Liability $1,000,000 Bodily Injury (Each Accident) $1,000,000 Bodily Injury by Disease (Each Employee and Policy Limit)
f)	Business Automobile Liability	$1,000,000 Combined Single Limit (Each Accident)

6.2 SBH shall be named as an additional insured with respect to the Project on coverages furnished under c), e), and f) hereunder and Subconsultant and its respective insurers shall waive any and all rights of subrogation against SBH and the Corps which may arise under any policies of insurance provided hereunder.

6.3 The Commercial General Liability Insurance shall include an endorsement covering Subconsultant's contractual liability with limits not less than those set forth above.

6.4 Subconsultant and SBH shall furnish to each other certificates of insurance evidencing the insurance coverages each is required to provide as enumerated in Article 6. Every certificate of insurance required herein shall provide that the insurers affording coverage will endeavor to provide to the certificate holder thirty (30) days written notice of calcellation.

6.5 Professional Liability Insurance will be maintained by policy renewal or discovery period option for a minimum of 24 months after Project completion. All other insurance coverages required under the terms of this Agreement, whether provided by SBH or Subconsultant shall remain in effect during closeout phase, following termination of this Agreement.

6.6 SBH shall carry and maintain for the term of this Agreement (at its own expense) the following insurance:

	Coverage	**Limits of Liability**
g)	Defense Base Act	In accordance with statutory requirements
h)	Accidental Death and Dismemberment	Flat $500,000 per Employee of Subconsultant not to exceed 10 times annual income; $2.5 million maximum any one event. Flat $200,000 per Western European SBH Employee. Flat $75,000 per Eastern European/Western Asian SBH Employee. $10,000 maximum per Local Iraqi SBH Employee
i)	Foreign Commercial Package Coverage	Commercial General Liability $5,000,000 Per Occurance / $5,000,000 in the Aggregate Contingent Auto Liability $1,000,000 Combined Single Limit Employee Benefits Liability $1,000,000 Each Claim and Annual Aggregate Employer's Responsibility Coverages & Services Voluntary Compensation North Americans – State of Hire Third Country Nationals – Country of Origin Local Nationals – Country of Origin Executive Assistance Services $500,000 policy limit for Medical Assistance Services Employer's Liability $1,000,000 Bodily Injury by Accident, Each Accident $1,000,000 Bodily Injury by Disease, Each Employee $1,000,000 Bodily Injury by Disease, Policy Limit Commercial Property/Business Income Coverage $150,000 – Personal Property $10,000 – Personal Property in Transit

6.7 SBH and Subconsultant shall be respectively responsible for all policy deductibles or retentions associated with the insurance coverages each is responsible for providing under the Agreement.

6.8 All insurance coverages required by this Agreement shall be with companies or governmental agencies on forms satisfactory to SBH.

6.9 The Defense Base Act, Foreign Commercial Package and Accidental Death and Dismemberment Coverage carried and maintained by SBH shall include Subconsultant as a Named Insured. Notwithstanding any other provisions of this Article 6, the SBH provided Defense Base Act and Foreign Commercial Package coverages shall be primary and any insurance carried by Subconsultant shall be in excess of and non-contributory with insurance afforded by SBH's policies provided hereunder.

6.10 SBH and providers of the SBH insurance coverages required hereunder waive their rights of recovery and/or subrogation against Subconsultant with respect to any payments made for bodily injury or property damage arising out of work performed by SBH or Subconsultant for the Project.

6.11 Pursuant to the Subconsultant's written request, SBH shall schedule any Subconsultant employee being deployed to Iraq for work on the Project onto the Accidental Death and Dismemberment policy provided by SBH hereunder.

ARTICLE 7

INDEMNIFICATION BY THE SUBCONSULTANT

The Subconsultant shall indemnify, defend and hold harmless SBH, its employees, directors, officers and agents from and against all liability, losses, damages, claims, suits, fines, penalties, costs, demands or causes of action of every kind and nature whatsoever, including but not limited to legal expenses and reasonable attorneys fees connected therewith, to the extent resulting from any negligent act, error or omission in the performance of the services under this Agreement.

ARTICLE 8

TERM

The term of this Subcontract and period of performance shall commence as of the Effective Date and continue for a period concurrent with the term of the Prime Agreement, including any renewals or options exercised by the Corps, unless sooner terminated for the convenience of the Corps or pursuant to the termination provisions of this Agreement. Delivery Orders may be issued at any time during the term of this Subcontract, and the period of performance of such Delivery Orders may extend, at SBH's discretion, for up to three (3) years from the expiration date of this Subcontract. Notwithstanding the expiration of this Subcontract, any Delivery Orders being performed on the day of expiration shall continue to be subject to all terms and conditions of this Subcontract.

ARTICLE 9

TERMINATION

9.1 Services provided under any Delivery Order may be terminated by either party hereto in whole or, from time to time, in part upon written notice to the other party, without prejudice to any other rights or remedies that the terminating party may have, in the event the other party breaches any material terms of this Agreement or Delivery Order issued hereunder and shall fail to correct such default within ten (10) days (or more if authorized in writing by SBH) after written notice thereof. If, after termination, it is determined that the Subconsultant was not in default, or that the Subconsultant's default was excusable, the rights and obligations of the parties shall be the same as if the termination had been issued pursuant to the convenience termination provisions of this Subcontract. Any such determination pursuant to this subparagraph shall only be pursuant to the dispute procedures in Article 13.3.

9.2 SBH shall have the right to terminate the performance of work under any DO for convenience without penalty at any time, upon giving ten (10) days prior written notice of such termination to the Subconsultant. In the event of such termination, Subconsultant shall be paid for services rendered as of the termination date, and for reasonable demobilization costs and cancellation costs of outside services previously committed under any DO, but shall not be entitled to receive any allowance for overhead and profit for any unperformed services.

ARTICLE 10

INDEPENDENT CONSULTANT

Subconsultant is and shall be an independent consultant in the performance of services covered by this Agreement maintaining complete control of its employees and operations. Neither Subconsultant nor anyone employed by Subconsultant shall be the agent, representative, employee or servant of SBH in the performance of services covered by this Agreement.

ARTICLE 11

OWNERSHIP AND DISCLOSURE OF DOCUMENTS

11.1 All technical data, evaluations, reports, specifications, drawings, and other work product developed by Subconsultant hereunder shall become the property of SBH, and shall be delivered to SBH upon its request, and in any event upon termination of this Agreement.

11.2 Unless Subconsultant shall first secure SBH's written consent, Subconsultant shall not disclose or use at any time either during or subsequent to the expiration or termination of this Agreement (excepting if such disclosure or use is to further the Subconsultant's performance hereunder), any secret or confidential information of SBH's of which Subconsultant becomes informed in the course of performing services hereunder. Subconsultant further agrees that all information developed by Subconsultant and all information received from SBH in the course of performing services hereunder shall be presumed to be secret and confidential unless it is otherwise indicated in writing by SBH. The foregoing duty of non-disclosure does not apply to any confidential information which can be proven to be publicly available at the time of disclosure or which subsequently becomes publicly available through no fault of Subconsultant, or any information, which Subconsultant can prove, by documented evidence was known to Subconsultant prior to Subconsultants' dealings with SBH, or any information which Subconsultant lawfully received from a third party without restriction on disclosure and provided such third party is not under an obligation of non-disclosure with SBH, or any information that is required to be disclosed under operation of law, provided that Subconsultant, before making such disclosure, shall give SBH an adequate opportunity to object or assure confidential treatment of the information.

ARTICLE 12

AUDIT AND EXAMINATION OF ACCOUNTS AND RECORDS

In accordance with Subconsultant's standard business practices, Subconsultant shall keep books of records and accounts in accordance with sound accounting principles of all expenditures made and all costs, liabilities, and obligations incurred under this Agreement and in relation to any services performed for which compensation will be claimed. The aforementioned accounts shall be available, upon reasonable notice, to SBH and to the Corps for examination and audit at Subconsultant's offices during regular business hours.

ARTICLE 13

MISCELLANEOUS

13.1 Assignment

The Subconsultant shall not assign or transfer its interest in this Agreement without the prior written consent of SBH. Nor shall Subconsultant employ any consultants, associates, or subconsultants to assist in the performance of the services hereunder without the prior written consent of SBH, which shall not be unreasonably withheld.

13.2 Governing Law

Except as expressly stipulated to the contrary, the validity, performance, and all matters related to the interpretation and effect of this Agreement shall be construed and governed in accordance with the laws of the State of Delaware without regard to principles of law (such as "conflicts of law") that might make the law of some other jurisdiction applicable.

13.3 Disputes

a) Resolution of Disputes. For the purposes of this Agreement, the terms "claim," "certification" or "certify," and "dispute" shall have the meaning of the same terms as used in the Contract Disputes Act of 1978 (41 U.S.C. §§ 601-613), FAR Subpart 33.2, and FAR 52.233-1, "Disputes (DEC 1991)." All disputes arising under or relating to this Agreement shall be resolved under this Article 13.3.

b) Procedure. A claim by the Subconsultant shall be made in writing and shall be submitted to the SBH. Claims not submitted within six months of the event giving rise to the claim shall be deemed waived. If the claim is in excess of $50,000, or is part of SBH's claim which is in excess of $50,000, it must be certified under the Contract Disputes Act and implementing regulations. If the claim relates to action or inaction by the Government, and if, in SBH's reasonable opinion, the claim has merit and otherwise meets the requirements for Government contract claims, SBH will forward it to the Contracting Officer for consideration. In addition, SBH and the Subconsultant shall cooperate in any resubmittal necessary to make the matter an appealable Contracting Officer's final decision. The decision of the Government's Contracting Officer shall be final, unless SBH appeals or files suit pursuant to the Contract Disputes Act and implementing regulations.

To the extent that a claim or dispute between SBH and the Subconsultant arises from the action or inaction of the Government (including the interpretation and construction of provisions of this Subcontract originating in the Prime Contract), the parties to this Agreement will participate in the disputes process set forth in the Prime Contract, in accordance with all applicable laws, regulations, and judicial and administrative rulings. Each party shall bear its own cost of participation. The parties will be bound by the results of that process.

To the extent that a claim or dispute between SBH and the Subconsultant does not arise from the action or inaction of the Government, but rather solely from the action or inaction of a party to this agreement, then such claim or dispute shall be resolved in accordance with Article 14 of the SBH Limited Liability Company Agreement dated April 8, 2004.

c) Continuation of Performance. The Subconsultant shall proceed diligently with performance of this Agreement, pending final resolution of any request for relief, claim, appeal, dispute or action arising under or in connection with this Agreement, and shall comply with any decision of SBH's designated representative during the pendency of such matter.

d) Costs of Dispute. Notwithstanding any other provision of this Agreement, each party shall bear its own costs and expenses arising out of this dispute procedure and shall share equally the costs, expenses, and fees of any arbitrator, provided however, that SBH shall reimburse to the Subconsultant any costs or expenses of the Subconsultant for which it is reimbursed by the Government.

13.4 Severability

If any provision contained herein is held to be unenforceable by a court of law or equity, this Agreement shall be construed as if such provision did not exist, and the unenforceability of such provision shall not be held to render any other provision of this Agreement unenforceable.

13.5 Successors and Assigns

The covenants and agreements contained herein shall apply to, and inure to the benefit of and be binding upon the parties hereto and upon their respective assigns and successors in interest.

13.6 Notices

All Notices required by this Agreement or other communications to either party by the other shall be deemed to have been duly given when made in writing and either a) delivered in person, or b) when received, if provided by an overnight or similar delivery service, or c) when received if deposited in the United States mail, postage prepaid, return receipt requested, or d) within five business days of posting, if deposited in the United States Mail, postage prepared, and addressed as follows:

To SBH: Stanley Baker Hill, LLC
303 Lippincott Centre
Marlton, NJ 08053

Facsimile No.: 856-810-9407
Attn: William Dengler

To the Subconsultant: Hill International, Inc.
303 Lippincott Centre
Marlton, NJ 08053

Facsimile No.: 856-810-4082
Attn: Kathye A. Johnson

13.7 Entire Agreement

Except as set forth in the Limited Liability Company Agreement of Stanley Baker Hill, LLC and the Joint Venture Operating Agreement by and between SBH, Stanley Consultants, Inc., Hill International, Inc. and Michael Baker Jr., Inc., each dated as of April 8, 2004, this Agreement contains the entire understanding between the parties hereto relating to the subject matter hereof and supersedes all prior negotiations, agreements, communications and writings with respect to this Agreement. This Agreement may only be amended by a writing signed by both parties hereto.

13.8 Order of Precedence

All provisions of this Subcontract shall apply to each DO including all Attachments to this Subcontract and all clauses incorporated by reference into this Subcontract. In the event of a conflict between a DO and this Subcontract, the terms of this Subcontract shall control. In interpreting and applying the provisions of this Subcontract, the following order of precedence shall be followed:

1) Limited Liability Company Agreement of Stanley Baker Hill, LLC
2) Joint Venture Operating Agreement
3) This Subcontract
4) The Attachments
5) The clauses incorporated by reference into this Subcontract, Attachments, and in any Delivery Orders
6) Delivery Orders

In applying the requirements of the Prime Contract to this Subcontract, the parties will be guided by FAR 52.215-33, Order of Precedence (JAN 1986).

13.9 Waiver

The waiver or failure of either party to enforce the terms of this Agreement shall not constitute a waiver of that party's rights under this Subcontract with respect to any other violation of the same or other terms.

13.10 Flow-Down

To the extent that Subconsultant is required by law or by the FAR clauses incorporated by reference into this Agreement to insert a contract provision in its Agreements with lower-tier subconsultants, the Subconsultant agrees to do so, notwithstanding any other provision of this Agreement.

13.11 Provisions Required by Law

To the extent that a Government contract provision required by law to be included in this Agreement has not been included, the missing provision shall be deemed to be a part of the contract, with full force and effect, notwithstanding the omission. In order to make such clause an effective part of this Subcontract, the term "Government" shall be read as "SBH or Government", and "Contractor" shall be mean "Subconsultant" as appropriate.

13.12 Other Subconsultants

SBH represents and warrants to Subconsultant that the agreement entered into between SBH and each of the other Subconsultants which are also parties to the JV Operating Agreement is on the same terms and conditions as this Agreement.

13.13 Section Headings

Section headings are for the convenience of the parties only and are not to be construed as part of this Agreement.

IN WITNESS WHEREOF, Subconsultant and SBH have each caused this Agreement to be executed by its duly authorized representatives as of the day and year set forth above.

Stanley Baker Hill, LLC
(SBH)

By: [signature]
Name: J. Craig Johnson
Title: Managing Director

Hill International, Inc.
(Subconsultant)

By: [signature]
Name David L. Richter
Title: President & COO

Exhibit A
Prime Agreement

Exhibit B
Compensation

STANLEY CONSULTANTS, INC. shall invoice monthly costs as follows:

	Labor	Overhead Value	Profit	Contract Type to SBH LLC	Invoicing Method To SBH LLC
Service Type					
Overhead Support (As Needed Support Staff)	Direct Cost	50%	0	T&M	T&M
Fixed Price Support (Project Staff)					
Short-Term Assignment (Less than or equal to 6 months)	Exhibit A Rate Schedule	153.93%	0	T&M, Not to Exceed	T&M
Long-Term Assignment (Greater than 6 months)	Exhibit A Rate Schedule	133.15%	0	T&M, Not to Exceed	T&M
Home Office (As Needed Support Staff)	Exhibit A Rate Schedule	153.93%	0	T&M, Not to Exceed	T&M
Home Office (Lump-sum Support Staff)	Lump-sum		0	Firm Fixed Price	Monthly % Complete
Cost Reimbursable Support (Project Staff)					
Short-Term Assignment (Less than or equal to 6 months)	Direct Cost	Stanley – 157.01% Baker – 156.93% Hill – 147.85%	0	T&M, Not to Exceed	T&M
Long-Term Assignment (Greater than 6 months)	Direct Cost	Stanley – 133.18% Baker – 137.09% Hill – 129.19%	0	T&M, Not to Exceed	T&M
Home Office (As Needed Support Staff)	Direct Cost	153.93%	0	T&M, Not to Exceed	T&M
Home Office (Lump-sum Support Staff)	Lump-sum		0	Firm Fixed Price	Monthly % Complete